UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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NATURAL GAS SERVICES GROUP, INC.
________________________________________________________________________________
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August 5, 2020

Dear Fellow Natural Gas Services Group Shareholder:

I am writing today to update you on our annual meeting and the proxy materials you recently received.

First, we appreciate your support of NGS. Your confidence in the Company is important to us, and we take our role as stewards of your capital very seriously. The NGS team works hard to consider the impact of shareholder value on every decision we make. In a very challenging market environment, we believe our efforts have allowed NGS to remain a leader in financial stability and will provide us with a plethora of opportunities as the oilfield market evolves and business prospects improve.

As you know, we recently filed our Annual Proxy Statement ahead of the Company’s annual meeting to be held on August 13, 2020. In that Proxy we outline a number of important action items including our Board of Directors standing for re-election and the ratification of our new independent auditors, Moss Adams, LLP.

We also provide significant detail regarding our executive compensation program, its evolution over the past several years and modifications made in response to our engagement and discussions with you, our shareholders. We would ask that you carefully review those materials and, as recommended by your Board of Directors, vote in favor of the proposed plan.

Unfortunately, one of the proxy advisory firms, Institutional Shareholder Services (“ISS”), has recommended a vote against our executive compensation program, a recommendation that we believe is based on inaccurate and careless analysis.

While we understand the role that proxy advisory firms play in the governance process, your Board of Directors and Compensation Committee believe that the ISS analysis is based on erroneous data and has significant factual and interpretive errors. The peer group selected by ISS continues to be filled with irrelevant peers that have no connection to our industry, are grossly undersized relative to NGS and exhibit “unique” financial and structural challenges (e.g. bankruptcy, delisting notices, going concern qualifications, and closely-held ownership) that make these companies inappropriate peers for NGS. In fact, five of the 12 ISS peers – have either filed for bankruptcy or received a going concern opinion. Those financial struggles should disqualify such companies as being relevant peers for the purposes of evaluating executive compensation. Moreover, the selected ISS peers do not meet the selection criteria set forth in their own guidelines.

In short, the proxy advisor’s peer group selection suggests little care was taken in attempting to understand the business of NGS and providing an objective analysis of the Company and the efficacy of its compensation program.

The Compensation Committee, with the assistance of compensation experts and legal counsel and input from shareholders like you, has crafted a compensation program that they believe is fair, balancing the need to attract and retain exceptional leaders with the desire to maximize value for all of Natural Gas Services Group’s shareholders. In fact, we have continued to modify our compensation program detailed in this year’s proxy as a result of our conversations with many of our shareholders and as a result of counsel from our compensation consultants.

Your Board of Directors recommends that you vote FOR the Advisory Vote to Ratify Named Executive Officers' Compensation.

Your Board of Directors has reached out to the proxy advisory firm recommending the “no” votes, explaining our rationale and requesting they reconsider their position. A copy of our formal correspondence is attached to this letter.

As always, we are open to dialogue with you – our shareholders – to make certain the decisions we make on key compensation issues include your interests and are consistent with the long-term goals of the Company. We appreciate your consideration of these important matters and look forward to continuing our dialogue with you as we work together to make Natural Gas Services Group a premier energy services concern.

Sincerely,

NATURAL GAS SERVICES GROUP, INC.

/s/ Stephen C. Taylor

Stephen C. Taylor
Chairman, President and Chief Executive Officer

August 5, 2020

Via Electronic Mail and Overnight Delivery

Robert Kalb
Senior Associate – Governance Department
Institutional Shareholder Services, Inc.
702 King Farm Boulevard
Suite 400
Rockville, MD 20850
Electronic Mail: Robert.D.Kalb@issgovernance.com

Ref: Natural Gas Services Group, Inc.
ISS Proxy Advisory Services (“ISS”) Report (Dated July 27, 2020)
Natural Gas Services Group Proxy Analysis

Dear Mr. Kalb:

I serve as the Chairman of the Compensation Committee of the Natural Gas Services Group, Inc. (“NGS” or the “Company”) Board of Directors.
I write to alert you to egregious inaccuracies and misinterpretations in the above-captioned report on which you are indicated as the primary contact. We are disappointed by what we believe are continued erroneous assumptions and interpretations that cast an incorrect and incomplete view of NGS’s compensation structure and, as a result, provide your clients and readers of your report with a jaundiced view of NGS’s proxy ballot initiatives.

In fact, the evaluation provided by ISS is not only inaccurate, it exposes your firm’s careless analysis; the inconsistent application of your self-described analytical process; and an unjustified, reckless subjectivity which we can only conclude is used irresponsibly to create criticism where none is otherwise justified.

In recent years, NGS has provided a detailed response to the erroneous and careless analysis by your firm of the Company’s proxy material and offered to discuss your findings and engage in a dialogue with your firm to better understand and address your concerns. Our attempts to engage in such dialogue continue to go unanswered, suggesting you and your firm have little interest in understanding the compensation programs of our Company or a sincere, good faith analysis of our programs and policies.

Once again we would welcome a dialogue with you and your team regarding our proxy statement, our compensation structure and other aspects of our approach to governance. We will again follow-up telephonically as well as through electronic mail. In the past three years we have received no response to our attempts to discuss our proxy and programs with you. We take the lack of response as a clear indication of ISS’s lack of interest in objective fact finding and your reticence to the truth.

Substantively, your recommendation that shareholders vote against the Advisory Vote to Ratify Named Executive Officers’ Compensation is inconsistent with both the facts and reasonable interpretation of the Company’s compensation policy and the available public data on NGS named executives’ compensation structure.

Mr. Robert Kalb
Institutional Shareholder Services, Inc.
August 5, 2020

Furthermore, your recommendations are not in the best interest of NGS shareholders and could result in irreparable harm to the competitiveness of the Company, especially as it relates to attracting and retaining employees critical to maximizing shareholder value over time.
While we note a number of factual and interpretative errors in your analysis of the NGS proxy, we focus on three specific items that, in the Company’s view, are fatal errors that discredit your analysis: (1) Significant errors in analysis and interpretation in “Pay for Performance” alignment; (2) Peer Group Selection errors; and (3) violation of ISS standards in peer group selection.

Errors in Pay for Performance Alignment Analysis

While we appreciate the ISS analysis regarding executive compensation and annual incentive awards, including the challenges faced by NGS (and the entire oilfield equipment and services sector) in the most recent fiscal year, we find your critique and criticisms to be both myopic and misleading.

NGS considers its executive compensation program structure as a critical component of attracting and retaining key employees. Over the past several years, the Compensation Committee has received meaningful input and feedback from key stakeholders as well as proxy advisory services, including ISS, regarding effective compensation practices. A critical element of the executive compensation plan is the incentive compensation program, a plan that has been substantially revised over the past several years based on feedback from all of our stakeholders, including input from proxy advisors such as ISS.

The claim from ISS that the NGS Compensation Committee “provided only limited disclosure of engagement efforts” is both false and misleading. As noted in the proxy materials, we engaged with scores of stakeholders since our last proxy and, as noted in our filings, have held candid conversations about our governance process and compensation structure. We engage a plethora of our significant institutional shareholders multiple times during the year through one-on-one meetings, investor conference gatherings and telephone conferences. Each year the Compensation Committee and Board of Directors adjust our compensation program based on the input of our stakeholders and recommendations from such discussions. In the most recent year, the Company’s shareholder engagement and communication efforts surpassed those in previous years, yet ISS arbitrarily determined that such communication efforts were a “high level of concern” (from a “low level of concern” in the previous year). Such an evaluation is inconsistent with the efforts made by NGS to engage its key stakeholders and shows an irresponsible disregard for the facts.

As described in the Company’s proxy, incentive compensation is calculated based on three-year total shareholder return (“TSR”) relative to the companies in our selected peer group. Based off this analysis, NGS three-year TSR was in the 82nd percentile for the peer group and in the 89th percentile for five-year TSR. In recent critiques of the NGS compensation plan, as well as in your guidance publications, ISS has stressed the importance of long-term relative performance in designing incentive compensation plans.

NGS stock performance appropriately aligns with executive compensation for the NGS peer group. 2019 base compensation for the CEO fell between 60th and 70th percentile while total compensation fell between the 80th and 90th percentile. The Compensation Committee believes this is important to note when comparing executive pay with relative stock performance on a multi-year measurement period. We also find ISS’ argument that the base salary of the CEO is relatively high to be disingenuous as the basis of this argument is rooted in the peer group chosen by your firm which appears to be an arbitrary collection of non-comparable companies as discussed below.

Additionally, the superior GAAP financial performance NGS has achieved relative to its peers should be noted. Page 14 of the ISS report clearly demonstrates that outperformance as NGS performed in the top quartile in 3 of the 4 measurement categories selected by ISS. Moreover, the executive team’s leadership has forged a balance sheet allowing shareholders to remain investors without concern for the Company’s solvency, an anomaly among its oilfield service peers and a quality that our Compensation Committee deserves appropriate notice. While we understand ISS may not consider GAAP measures or other relevant financial performance measures in its pay-for

Mr. Robert Kalb
Institutional Shareholder Services, Inc.
August 5, 2020

performance quantitative screens, feedback from our shareholders suggests they should nonetheless be an important variable in evaluating the performance of our executive leadership. It is our view that your myopic evaluative approach is inconsistent with your claim that long-term performance should be a key consideration in evaluating compensation.

Finally, the lack of a variable in the ISS model that considers tenure and its relationship to overall executive pay is a fatal shortcoming in your analytical model. Our Chief Executive Officer is one of the longest tenured executives in either peer group and, during his tenure, has provided shareholders with relatively superior returns. Combined with the acumen for maintaining the Company’s strong financial condition, the NGS Compensation Committee – in consultation with our key shareholders – believes the Company’s executive compensation policies are both fair and in the best interest of the Company’s stakeholders.

It should also be noted that Mr. Taylor’s pay was reduced by 19.4%, a response to the Company’s recent challenges, difficulties in our industry, and consistent with discussions with our key shareholders.

Errors in Peer Group Selection

While the ISS analysis and criticism of the Company’s executive compensation policies are misguided, inaccurate and result in injudicious conclusions, the composition of the ISS peer group for our Company is deeply flawed and in direct contravention with your published peer group benchmarks.

The peer group selected by ISS continues to be filled with irrelevant peers that have no connection to the Company’s business, are grossly undersized relative to NGS and exhibit “unique” financial and structural challenges (e.g. bankruptcy, delisting notices, going concern qualifications, and closely-held ownership) that make these companies inappropriate peers for NGS.

The table below details the salient market characteristics of the twelve ISS-only selected peer group (not including the two shared peers) for NGS:

ISS Peer Group Comparison

Company Name	Market Cap as of July 27, 2020	Market Cap Relative to NGS

Dorchester Minerals, L.P.	$392,921,800	4.61
Aspen Aerogels, Inc.	$163,555,900	1.92
Panhandle Oil and Gas Inc.	$39,832,700	0.47
Profire Energy, Inc.	$39,484,400	0.46
ENGlobal Corporation	$31,799,800	0.37
Mitcham Industries, Inc.	$29,237,400	0.34
Vertex Energy, Inc.	$25,975,400	0.3
TransAtlantic Petroleum Ltd.	$22,807,300	0.27
Superior Drilling Products, Inc.	$17,143,000	0.2
Enservco Corporation	$10,513,400	0.12
SAExploration Holdings, Inc.	$4,103,300	0.05
Lilis Energy, Inc.	$3,043,900	0.04

Median	$27,606,400	0.32
Natural Gas Services Group, Inc.	$85,212,700

Mr. Robert Kalb
Institutional Shareholder Services, Inc.
August 5, 2020

The median market cap /of the ISS-only selected peer group is less than one-third of the market cap of Natural Gas Services Group, Inc. In fact, ten out of the 12 (83%) ISS-only selected peer group are less than one-half of the market cap of NGS as of the published date (July 27, 2020) of the ISS report.

NGS has been consistent in its approach to identifying and selecting appropriate companies to include in its annual peer group which consistently includes companies in the energy and energy services industry, the majority with comparable market capitalization. The Compensation Committee believes the NGS custom peer group reflects our current competitors for employee talent and that it provides an appropriate peer set for the purposes of evaluating the Company’s key compensation practices.

As you are aware, NGS has been critical of the peer selection methodology used by ISS in the past. As shown by the data below, such criticism is justified given both the performance of the ISS-only peers as well as the “revolving door” nature of the ISS-only peer group. Had NGS made as many changes to its peer group as ISS has made to the NGS peer group in the last three years, we are certain ISS would have been harshly critical of our peer group selection process.

ISS-Only Peer Group Recommendations 2020

Company Name	Market Cap as of July 27, 2020	Notes to ISS Recommendation

Dorchester Minerals, L.P.	$392,921,800	CEO compensation of this closely held company is $100,000 with the CEO also receiving significant distributions from the Company’s partnership payouts. Not a relevant peer. Largely a mineral royalty company.
Aspen Aerogels, Inc.	$163,555,900	Not a relevant peer – insulation manufacturer.
Panhandle Oil and Gas Inc.	$39,832,700	Exploration & Production company.
Profire Energy, Inc.	$39,484,400	Company announced new executive structure (Co-CEOs) – relevant peer.
ENGlobal Corporation	$31,799,800	CEO is primary owner of this closely-held professional contract engineering firm. CEO salary of $49,442 not representative of public oilfield service companies. Not a relevant peer.
Mitcham Industries, Inc.	$29,237,400	Due to size and liquidity, company was removed from NGS peer group this year.
Vertex Energy, Inc.	$25,975,400	Going concern opinion received. Not a relevant peer.
TransAtlantic Petroleum Ltd.	$22,807,300	Going concern opinion received. Not a relevant peer.
Superior Drilling Products, Inc.	$17,143,000	Size and liquidity disqualify company as relevant peer.
Enservco Corporation	$10,513,400	CEO resigned from the company effective May 29, 2020. Going concern opinion received. Not a relevant peer
SAExploration Holdings, Inc.	$4,103,300	Going concern opinion received. Not a relevant peer
Lilis Energy, Inc.	$3,043,900	Filed for Bankruptcy. Not a relevant peer.

For example, ISS removed both Independence Contract Drilling and ION Geophysical from the peer group in the most recent report, although both are oilfield service peers with businesses that are closely comparable to NGS. You replaced them with ENGlobal (a closely held, nano-cap professional contract engineering company) and Vertex Energy (a nano-cap specialty refining company), neither a direct or indirect peer of our Company.

However, it is convenient ENGlobal and Vertex in the peer group (which have average executive compensation of approximately $326,000) provide a more critical view of our executive compensation program even though they have no relationship whatsoever to our business whereas leaving Independence Contract Drilling and ION Geophysical in the peer group as legitimate peers (average executive compensation of approximately $1.5 million) would provide more relevant and lucid comparisons to the NGS executive compensation program.

In short, there is considerable anecdotal evidence that the selection of the peer group for NGS over the past several years has been arbitrary with the only consistent variable being the selection of peers that assist ISS in unjustly criticizing the executive compensation program of the Company.

ISS has recommended 32 unique companies for the NGS peer group since 2016. The 32 unique companies do not include peers in which NGS and ISS agree on for the peer group. While some replacements have come as the result

Mr. Robert Kalb
Institutional Shareholder Services, Inc.
August 5, 2020

of corporate reorganizations (e.g. insolvencies and mergers), many are the result of unexplained changes to the ISS peer group with nearly all having no direct relationship to the business of NGS, especially in the most recent suggested ISS peer group.

We carefully consider each ISS recommended peer for inclusion in our peer group. Unfortunately, your careless selection of peers provides us little guidance. Only four of the companies in the current ISS peer group are industry relevant (Profire Energy, Mitcham Industries, Superior Drilling Products and Enservco). Of those, only one – Profire Energy – is of appropriate size and financial stature to be considered for inclusion in our peer group. Moreover, five of the 12 ISS peers – have either filed for bankruptcy or have received a going concern opinion. Those financial struggles clearly should disqualify such companies as being relevant peers for the purposes of evaluating executive compensation.

Lack of Rigorous Application of ISS Guidelines in Peer Group Selection

As a final, and perhaps most flagrant,indication of your carelessness or simple lack of interest in accuracy, your selected peer group does NOT meet your published criteria for peer group construction. According to your publication, Peer Group Selection Methodology and Issuer Submission Process Frequently Asked Questions, last updated on December 6, 2019, your firm explicitly provides the following characteristics of a company’s projected peers:

•The average company has approximately 78% of potential ISS peer selections based on the company's 8-digit GICS or the 8-digit GICS groups of its self-selected peers
•Similarity with company's selected peers: 43% of companies have a potential ISS peer group that overlaps at least 50% of their own.
•On average, potential ISS peer groups contain 40% of the company's self-selected peers.
•Over 85% of potential ISS peer groups maintain the subject within 20% of the peer group median size

From 2016-2020, the ISS selected peer group has never met the average of 78% for the 8-digit GICS code:

Historical ISS Peer Selected Group - GICS
	2016	2017	2018	2019	2020
Same GICS as NGS	4	7	7	6	9
Total ISS Selected Peers	14	14	13	14	14
% ISS Selected Peers with same GICS Code	29%	50%	54%	43%	64%

Source: Bloomberg

Additionally, from 2016-2020 the peer group overlap has never come close to the average overlap of 40% as indicated by ISS. The 2020 ISS peer group only had a 14% overlap with the NGS defined peer group, the lowest overlap in five years:

Historical ISS Peer Selected Group – Peer Group Overlap
	2016	2017	2018	2019	2020
ISS Peer Overlap with NGS Selected Peers	4	4	3	3	2
Total ISS Selected Peers	14	14	13	14	14
% ISS Selected Peers shared with NGS Peers	29%	29%	23%	21%	14%

Source: Bloomberg

Mr. Robert Kalb
Institutional Shareholder Services, Inc.
August 5, 2020

Furthermore, while the ISS standard indicating that over 85% of potential ISS peer groups maintain the subject within 20% of the peer group median size lacks clarity which makes evaluation difficult, our analysis suggests the peer groups selected by ISS for NGS isn’t consistent with the standard when using either revenue or market cap:

Historical ISS Peer Selected Group – Revenue
	2016	2017	2018	2019	2020
NGS Revenue	$ 95,919,000	$ 71,654,000	$ 67,693,000	$ 65,478,000	$ 78,444,000

Peer Group Median	$ 93,123,500	$ 77,815,000	$ 72,925,500	$ 75,748,000	$ 66,721,500
20% Below Median	$ 74,498,800	$ 62,252,000	$ 58,340,400	$ 60,598,400	$ 53,377,200
20% Above Median	$ 111,748,200	$ 93,378,000	$ 87,510,600	$ 90,897,600	$ 80,065,800
Within 20% of Median	4	3	4	6	4
# Peers	14	14	13	14	14
% Within Parameters	29%	21%	31%	43%	29%

Source: Bloomberg

* Revenue figures are for previous year from the date of the ISS report (ie 2020 peer group reflects full year 2019 revenue)

Historical ISS Peer Selected Group – Market Cap
	2016	2017	2018	2019	2020
NGS Market Cap	$ 296,263,100	$ 350,602,500	$ 297,697,600	$ 204,856,400	$ 85,212,700

Peer Group Median	$ 208,183,950	$ 127,519,100	$ 145,186,800	$ 89,496,300	$ 30,518,600
20% Below Median	$ 166,547,160	$ 102,015,280	$ 116,149,440	$ 71,597,040	$ 24,414,880
20% Above Median	$ 249,820,740	$ 153,022,920	$ 174,224,160	$ 107,395,560	$ 36,622,320
Within 20% of Median	4	0	6	0	3
# Peers	14	14	13	14	14
% Within Parameters	29%	0%	46%	0%	21%

Source: Bloomberg

* Market cap as of the published date of the ISS report

As the data make clear, the peers selected by ISS to evaluate our compnay’s compensation structure are not only erroneous and irrelevant, they do not meet the basic criteria set forth by your firm for the selection of comparative peer groups. As the data portray, your inability or unwilligness to abide by your own selection parameters ahd been pervasive over the last several years.

While based on past practices and your reticence to interact with us, we aren’t optimistic that you will be willing to engage in dialogue over these issues. That said we hope you will – at the very least – consider correcting the factual and interpretive errors in your report so as to present an accurate picture and assessment of NGS and its proxy materials. We appreciate your immediate attention and look forward to a dialogue and resolution prior to our annual meeting.

Mr. Robert Kalb
Institutional Shareholder Services, Inc.
August 5, 2020

Please contact the undersigned should you have questions.

Very truly yours,

NATURAL GAS SERVICES GROUP, INC.

/s/ William F. Hughes, Jr.

William F. Hughes, Jr.

cc: Stephen C. Taylor, Chairman, President & Chief Executive Officer
Members – Natural Gas Services Group Board of Directors